Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

GCL Global Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	Other	15,105,000	$3.1650	$47,807,325.00	0.0001531	$7,319.30

Total Offering Amounts:							$47,807,325.00		7,319.30
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$7,319.30

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional ordinary shares of GCL Global Holdings Ltd that may become issuable to prevent dilution from any stock splits, stock dividends or similar transactions that could affect the securities to be offered by the Selling Shareholders named in this Registration Statement, and the Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable.

Represents Ordinary Shares being registered for resale by the selling shareholders named in this registration statement.

Based on the average of the high ($3.30) and low ($3.03) prices of the registrant’s ordinary shares on the Nasdaq on September 2, 2025.

The amount of registration fee is calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the fee rate.